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                                                                   EXHIBIT 12(b)

                                CBS CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                  YEAR ENDED DECEMBER 31,                     1997       1996       1995       1994       1993
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($ in millions)
Income (loss) before income taxes and minority interest       $(59)      $(292)     $ 128      $  (6)     $  26
Less: Equity in income (loss) of 50 percent or less owned
  affiliates                                                     9          10         15         (3)        (2)
Add: Combined fixed charges and preferred dividends            446         493        312        162        136
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Earnings as adjusted                                          $378       $ 191      $ 425      $ 159      $ 164
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Combined fixed charges and preferred dividends
  Interest expense                                            $386       $ 401      $ 184      $  26      $  55
  Rental expense                                                24          20          4          4          4
  Pre-tax earnings required to cover preferred dividend
     requirements (b)                                           36          72        124        132         77
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Total combined fixed charges and preferred dividends          $446       $ 493      $ 312      $ 162      $ 136
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Ratio of earnings to combined fixed charges and preferred
  dividends                                                     (a)         (a)      1.4x         (a)      1.2x
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

(a) Additional income before income taxes and minority interest necessary to attain a ratio of 1.00x for 1997, 1996, and 1994 would be $68 million, $302 million, and $3 million, respectively.

(b) Dividend requirement divided by 100% minus the statutory income tax rate.

                                CBS CORPORATION
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